EXHIBIT 16.1

July 8, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated August 6, 2003, of Medis Technologies, Ltd. and are in agreement with the statements contained in paragraphs one, three and four. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP